On February 10, 2017, The Interpublic Group of Companies, Inc. held a conference call to discuss its results for the fourth quarter and full year 2016.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Jefferies Peter Stabler Wells Fargo Securities Steven Cahall RBC Capital Markets Omar Sheikh Credit Suisse Tim Nollen Macquarie Research

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group fourth quarter and full year 2016 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 a.m. Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-K and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you for joining us this morning as we review our results for the fourth quarter and 2016. As usual, I’ll start out by covering the highlights of our performance, as well as our outlook for the new year. Frank will then provide additional details, and I’ll conclude with an update on our agencies, to be followed by Q&A.
We are once again pleased to report strong performance for both the fourth quarter and full year.
Among our financial highlights, organic revenue growth was 5.3% in the quarter, bringing full-year organic growth to 5.0%, the top of the range to which we had raised our growth target. In the fourth quarter, U.S. organic growth was 3.3%, and was a very strong 4.7% excluding the impact of lower pass-through revenues.
We grew organically in every region of the world, during the quarter as well as the full year, with very broad participation across all our agencies, disciplines, and client sectors. It’s worth highlighting that, excluding the impact of lower pass-through revenues, worldwide organic growth was 6.4% in the quarter, an outstanding result.
Fourth-quarter operating margin was 21.4%, an increase of 60 basis points from a year ago. Full-year operating margin was 12.0%, an increase of 50 basis points from 2015, achieving our margin target for the year.

2016 full-year diluted earnings per share were $1.49, and were $1.37 as adjusted for certain items, a 13% increase over comparable 2015 diluted earnings per share. The adjustments exclude certain gains and losses below operations in both years, which are reflected in Other Expense, due to the disposition of small, non-strategic businesses, and certain discrete tax items.
This morning, we’re reporting on 2016, but it’s worth noting that these accomplishments build on our Company’s strong record of organic growth and margin improvement over a number of years.
In fact, over just the last three years, in our very fast-changing and competitive industry, we have achieved total organic revenue growth of 17%, which surpasses the performance of our principal peers. During that three-year span, we’ve increased operating margin by 270 basis points, operating profit by $279 million, or 42%, and comparable diluted earnings per share by 76%.
That’s great performance, and all of our people can take pride in these accomplishments. Their talent and the great work they do every day on behalf of our clients is what drives such terrific results in the marketplace and for our shareholders. We thank them for their hard work and dedication.
It’s important to note that, concurrent with this very strong performance, we have sustained our investments in outstanding talent across our agencies, as well as in the tools and capabilities that keep us on the leading edge of our businesses, especially in the digital space and in key growth areas like data and analytics, programmatic, creative and consulting services. At the same time, we have continued to return capital to our shareholders at significant and increasing levels.
Returning to the fourth quarter, organic revenue growth was 5.3%, currency had a negative 2.0% impact on revenue, while net business dispositions were a negative 20 basis points. Regionally, as I mentioned, U.S. organic growth was 4.7% excluding the impact of lower pass-through revenues. International growth in the quarter was 7.8%, reflecting strong Q4 performance in every major international region.
Q4 growth also reflects contributions from all major disciplines, including advertising, media and public relations. As we have seen all year long, we again had especially strong performance at digital specialists R/GA and Huge, and from our digital services embedded across the portfolio, whether in our media operations, public relations, at our integrated ad agencies and in other specialty areas such as healthcare and shopper marketing.
In addition to our digital specialists, a wide range of our agencies contributed to growth, led by Mediabrands, McCann, and Weber Shandwick, while the top-performing client sectors in Q4 were healthcare, retail and food & beverage.
Operating expenses in Q4 were again well managed. Under our reported revenue growth of 3.1% in the quarter, our operating expenses increased 2.3%. The result was Q4 operating margin expansion of 60 basis points.
For the full year, margin expansion of 50 basis points reflects strong leverage on our office & general expense and on expenses for base payroll, benefits and tax.
Turning to share repurchase, during Q4 we repurchased 5 million shares, using $110 million. For the full year, we utilized $303 million for the repurchase of 13 million shares, which compares with $285 million in 2015. Our total share count eligible for dilution at year end decreased 2% compared to 2015.
This activity builds on a program of consistent capital return that we initiated in 2011. Since that time, we have returned a total of $3.0 billion to shareholders through a combination of common share dividends and repurchases, and we have reduced our outstanding shares eligible for dilution by 28%.
In addition, on the strength of our operating results, we are pleased to announce this morning our Board’s decision to raise IPG’s quarterly dividend by 20%, to $0.18 per share. This marks our fifth consecutive year of higher dividends, with annual increases of 20% or more, tripling our quarterly dividend per share over the last five years.
We also announced that our Board has authorized an additional $300 million for repurchase. Combined with the $155 million remaining on our existing authorization as of the beginning of the year, this brings the total amount available for share repurchase to $455 million. These actions are based on our operating success in recent years and IPG’s substantial financial strength, as well as confidence in our future prospects.
Turning to our outlook for 2017, it’s encouraging to see our agencies competing so successfully in the marketplace. We continue to convert growth to operating profit at high levels, and we remain committed to disciplined use of capital that can further drive shareholder value.
As you can see in our results today, the tone of our business remained solid through year end, especially in the U.S., which is a key market for us. We all know that marketing is becoming increasingly complex and that our industry is undergoing transformation, which brings with it both risk and opportunity.
And those of you who have been following us know we have for some time been transforming our Company with the singular goal of helping clients navigate this increased complexity. Of course, our industry-leading results over the past three years sets the bar that much higher for comparable performance in 2017. But given the opportunities for our industry and the overall strength of our offerings, we are well-positioned to continue to deliver solid growth.
From a macro standpoint, as we all know, 2016 was a year of profound geopolitical change in key world markets, which has the potential to bring new uncertainties to the business world as we head into the new year. With respect to the U.S. and the U.K., while these uncertainties bear watching, we have not to-date seen significant underlying changes to the solid demand for our services that has characterized the last few years.
Beyond that, generally slow-growth macro conditions in markets such as Brazil, Continental Europe and the Middle East continue to present challenges, which we nonetheless overcame last year.
On balance, for 2017 we are therefore targeting 3-4% organic growth. On a reported basis, our net business dispositions to-date will be a negative 90 basis points to our top line. It’s worth noting, however, that our dispositions were either unprofitable or non-strategic, and that we will be stronger in the long run on account of these actions. Our estimates are that FX at current rates should impact our top line, as well as our operating expenses, by approximately negative 1.0% for the full year.
Along with this level of growth, we expect to continue to build on our longstanding record of operating margin expansion. We are targeting an additional 50 basis points of margin improvement in 2017, which would bring us to 12.5%, closing in on our objective of 13% operating margin.
As always, as the year unfolds, we will regularly review our perspective with you during our quarterly calls.
In sum, we believe that the drivers of shareholder value creation in growth, margin expansion and capital returns remain in place and will continue to work well at Interpublic as we enter a new year.
At this stage, I’ll turn things over to Frank for additional detail on our performance, and then I’ll return with an update and highlights of our businesses. Frank?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael, and good morning. As a reminder, I will refer to the slide presentation that accompanies our webcast.
On slide 2, you’ll see a summary of our results.
Fourth quarter organic growth was 5.3%. U.S. organic growth was 3.3%, and was 4.7% excluding the impact of lower pass-through revenue. International organic growth was 7.8%, with increases across all regions. For the full year, organic growth was 5.0% and all regions increased organically.
Q4 operating margin was 21.4%, compared with 20.8% a year ago. For the full year, operating margin expanded 50 basis points, to 12.0%, and operating profit increased 8%.
For the quarter, diluted earnings per share was $0.78, and was $0.75 excluding expense of $0.06 per share for business dispositions, which is reflected pre-tax in our Other Expense line, and also excluding the impact of certain discrete items that benefited our tax provision and totaled $0.09 per share.
Full-year diluted EPS was $1.49 per share, and would have been $1.37 per share excluding losses on dispositions and the benefit of certain discrete items in our tax provision.
We repurchased 13 million shares for $303 million during the year. As Michael mentioned, we announced this morning that our Board has once again significantly increased our common share dividend, by 20% to $0.18 per share quarterly, and added $300 million to our share repurchase authorization.
Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. Here, it’s worth noting a few below-the-line items:

•	First, the $25 million of net expense from business dispositions is reflected in our Other Expense line, below operating income, and is primarily non-cash.

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Second, our effective tax rate as reported in the quarter was low at 24.1%. Adjusted for the dispositions and for discrete tax items, our adjusted effective tax rate was 31.2%. For the full year, our adjusted tax rate was 33.4%.

As you can see, our tax rate continues to be volatile from year-to-year. This is due to the utilization of loss carryforwards and adjusting valuation allowances based on sustained operating performance.

As our profitability continues to improve around the world, our underlying trend is toward a lower effective consolidated tax rate. Accordingly, we expect our normalized effective rate will be in the range of 35-36% in 2017, which is a couple of percentage points better than we have targeted in recent years.
It is also worth noting here that our cash tax rate in 2016 was 29% of pre-tax income, which is also our expected 2017 cash tax rate.
Turning to revenue on slide 4:

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Fourth quarter revenue was $2.26 billion. Compared to Q4-15, the impact of changes in exchange rates was negative 2.0%, while net dispositions were negative 20 basis points. The resulting organic revenue increase was 5.3%.

•	Revenue growth for the full year was 3.1%, consisting of 5.0% organic growth and a positive 20 basis points from net acquisitions, while currency was a negative 2.1%.

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Our organic pass-through revenue decreased $24 million in Q4. Excluding that impact, organic growth would have been 6.4%. For the full year, our organic pass-through revenue decreased $17 million organically, which reduced organic growth by 20 basis points. These pass-through revenues are in our events, sports and direct marketing businesses, and changes in pass-through revenues are offset dollar-for-dollar by changes in our O&G expense.

As you can see on the bottom half of this slide:

•	Q4 organic growth at our Integrated Agency Network segment was 6.7%, led by Mediabrands, McCann, R/GA and Huge.

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At our CMG segment of marketing services specialists, the decrease in pass-through revenue weighed on organic growth in the quarter. Excluding that effect, CMG’s organic growth was a solid 4.7% in the quarter, led by mid-single digit performance of our public relations agencies.

•	For the full year, you see that the organic growth rates were 5.3% at IAN and 3.6% at CMG.
Moving on to slide 5, revenue by region:

•	In the U.S., Q4 organic growth was 3.3%, and was 4.7% excluding the change in pass-through revenues, on top of 6.2% a year ago.

◦	We were led by IPG Mediabrands, as well as Huge, R/GA, and MullenLowe. Pass-through revenues decreased due to the timing of projects in our events business.

◦	Among client sectors, healthcare was our growth leader and food & beverage was also strong.

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For the full year, U.S. organic growth was 4.4%, with increases across all of our principal disciplines and most client sectors, including food & beverage, tech & telecom, healthcare, retail and government services.

•	Turning to international markets:

◦	The U.K. grew 11.7% organically in Q4. We saw notably strong performance at a number of our agencies, notably Mediabrands, R/GA, Jack Morton and McCann.

◦	For the full year, U.K. organic growth was 8.5%, and was still strong at 5.0% excluding the impact of higher pass-through revenue. Total revenue growth was

1.2%, which includes both the positive impact of our acquisitions in the market and the negative impact of FX from the pound’s sharp depreciation.

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In Continental Europe, we had another double-digit quarter with 11.1% organic growth, helped by new business wins. Among our largest markets, we had very strong growth in Germany and Spain, while France and Italy decreased. For the full year, organic growth for Continental Europe was 5.7%.

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In Asia Pacific, organic revenue growth was 7.5% in Q4, on top of 7.9% a year ago. We had double-digit increases in three of our four largest national markets: India, China and Japan. Australia grew in the mid-single digits. We had growth across most of our agencies, including Mediabrands, McCann, MullenLowe, and Weber Shandwick. For the year, organic growth in the region was 1.7%, but would have been 4.0% if not for the regional decrease in pass-through revenues.

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In LatAm, we grew 5.0% organically in the quarter. We continued to see strong performance in Argentina, Mexico, Chile and Colombia, which offset a decrease in Brazil. Our growth in the region was led by Mediabrands, Huge and R/GA. For the year, organic growth was 12.2%, with strong growth in all of our major country markets.

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In our Other Markets group, organic revenue growth was 90 basis points in the quarter. This group is made up of Canada, the Middle East and Africa. For the year, organic growth was 4.8%, with very strong performance from Canada.

On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 5.0%, for calendar year 2016, on top of 6.1% in 2015 and 5.5% in 2014. As Michael mentioned, this is industry-leading performance.
Moving on to slide 7, operating expenses, which remained well controlled in our fourth quarter:

•	Total operating expenses increased 2.3%, compared with reported revenue growth of 3.1%. For the full year, operating expenses grew 2.5%, supporting revenue growth of 3.1%.

•	Our ratio of total salaries and related expenses to revenue for the full-year was 64.2%, compared with 63.8% a year ago.

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Underneath that, we continued to drive efficiencies on our investment in base payroll, benefits and tax, which is our largest cost category, with 10 basis points of operating leverage for the year, and 30 basis points excluding the impact of lower pass-throughs.

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Our expense for incentive compensation increased in 2016 to 4.0% of revenue from 3.7% in 2015. That was mainly driven by the increased expense of our long-term incentive comp programs, a reflection of strong operating performance over the past three years against both our revenue and operating margin targets.

◦	Expense for temporary labor was 3.7% of revenue for the full year in 2016, compared to 3.6% a year ago.

◦	Severance expense was 0.9% of revenue, the same level as a year ago.

◦	Our “other” salaries and related category was 3.0% of revenue, compared with 2.9% in 2015.

◦	Year-end headcount was approximately 49,800, an increase of 1.3% from a year ago, while average headcount over the course of 2016 increased 2.4%. As you’d expect, headcount increased in growth areas of our portfolio, including digital services, media, PR, and in support of new business wins.

•	Turning to office and general expenses, O&G was 23.8% of full-year revenue, compared with 24.7% a year ago, giving us 90 basis points of operating leverage.

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For the year, we continued to drive leverage across our O&G categories. The exception was occupancy expense, where we had benefited from a one-time credit in 2015, as we have previously described. We had 20 basis points of leverage on our expenses for T&E, office supplies and telecom, as well as 10 basis points on professional fees.

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In addition, we had 80 basis points of leverage on our category of “all other” O&G expense, as pass-through expenses decreased from a year ago, along with the related revenue. As I mentioned in connection with revenues, pass-through expenses are primarily in our events, sports and direct marketing disciplines.

On slide 8, we show our operating margin history on a trailing-12-month basis, with the most recent data point at 12.0%. We have made sustained and significant gains. There is still work to be done, and we remain highly focused on attaining our long-term goal.
Turning to slide 9, we present more detail on below-the-line adjustments to our reported fourth quarter results, in order to give you a better picture of comparable performance:

•	We had a loss in the quarter of $25 million in Other Expense, related to the disposition of a few small, non-strategic businesses. The after-tax impact was $0.06 per share.

•	As you can see, the impact of the new accounting standard for share-based compensation was de minimis in the quarter.

•	Moving to the right hand on this slide, we recorded a benefit in the amount of $37 million for U.S. federal tax credits, which benefitted our diluted earnings per share by $0.09.

•	The result is fourth quarter adjusted diluted EPS of $0.75 per share.
Slide 10 depicts similar adjustments for the full-year 2016, again for comparability:

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You can see our loss of $0.10 per diluted share for business dispositions, our benefit of $0.03 per share for the new accounting standard for share-based compensation, and the benefit of $0.11 per share for U.S. federal tax credits.

•	In addition, valuation allowance reversals related to business sales were a benefit of $0.03 per share.

•	We also released tax reserves upon the conclusion of previous years’ tax examinations, which was a benefit of $0.06 per share.

•	The result is adjusted full-year diluted EPS of $1.37.
Turning to slide 11, the current portion of our balance sheet, we ended the year with $1.1 billion of cash and short-term marketable securities, which compared to $1.51 billion a year ago. We returned $542 million to shareholders during the year through share repurchases and common stock dividends. Under current liabilities, the increase to the current portion of long-term debt reflects the upcoming maturity of our $300 million 2.25% notes due in November of this year.

On slide 12 we turn to cash flow for the full year:

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Cash from operations in 2016 was $513 million, compared to $689 million a year ago. The comparison includes $414 million used in working capital, compared with a use of $99 million a year ago. It is not unusual for working capital to be volatile from year to year, due to the timing of collections and payments in our media business.

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Investing activities used $268 million in the year, including $201 million for cap-ex and $52 million for acquisitions. Cap-ex was above the level of the prior year and our recent run-rate, due to a number of large agency office moves during 2016.

•	Financing activities used $666 million, mainly $303 million for the repurchase of our common stock, and $238 million for common stock dividends.

•	In 2016, our net decrease in cash and marketable securities was $409 million.
Slide 13 is the long view of our debt, decreasing from $2.3 billion in 2007 to our current debt total of $1.69 billion at the end of 2016.
Slide 14 shows the total of our average basic plus dilutive shares over time, and at the far right shows the total as of year-end 2016. Our average total shares decreased by 156 million shares over this period, while our starting position for 2017 is 402 million, on the right.
In summary, on slide 15, we are pleased with our performance in the quarter and the year. Our teams executed very well, achieving strong revenue growth while maintaining expense discipline, and our balance sheet continues to be a meaningful source of value creation, as evident in the actions announced by our Board today. That leaves us well-positioned entering 2017.
With that, I’ll turn it back over to Michael.

Mr. Roth:
Thank you, Frank.
Well, obviously, we are pleased to have achieved very strong results across the board for 2016.
Digital activity across all of the agencies continues to be a significant driver of our success, and we continue to see the benefits of the major strategic decision we made some time ago to embed digital expertise within all of our agencies.
The other strategic priority that has fueled us is our longstanding commitment to investing in people and creating a differentiated culture that draws so many of the industry’s best and most entrepreneurial talent to our Group. Our commitment to diversity and inclusion is an integral part of our culture, and we remain focused on diversity as a key ingredient to success in a global ideas business.
We all know that our industry is changing at a rapid pace. As you’d expect, we regularly monitor activity in adjacent sectors and among potential new entrants into our space, so as to ensure that we continue to develop our integrated model and deliver a range of emerging services to our clients.
As mentioned briefly in my opening remarks, we’ve led the industry in organic growth from 2014 to 2016. During that time, we have organically added $1.2 billion of revenue at Interpublic, although some of that has not been reflected in our reported results on account of the negative effects of currency. Amplifying this organic revenue growth, as a standalone entity, a $1.2 billion company would be among the 15 largest marketing services providers in the world. It would rank close to the size of the marketing operations of the leading consultancies. And we’ve accomplished that in just the past three years.
This doesn’t mean we should feel any less driven to keep evolving the IPG offerings, but it does demonstrate how well-positioned we are to continue innovating and remain highly relevant to marketers in today’s competitive and complex media environment.
What’s more, unlike some of the new competition we could increasingly be facing, we enjoy the significant added benefit of a full portfolio of best-in-class offerings that we can integrate and add to our digital services, including creative, media and high-growth specialty capabilities, such as PR, healthcare marketing and CRM/shopper marketing.
Consistent with recent years, during 2016 we also demonstrated our ability to remain focused on and deliver against our stated financial targets. Our record of sustained, long-term margin improvement is something we’re very proud of, as is the fact that we have made such great progress in terms of the Company’s balance sheet and its overall financial strength.
Our capital return programs continue to be significant drivers of value, and last year we surpassed the $3 billion threshold in total returns to our owners since reinstituting these programs in 2011. Our Board’s decision today, to increase the dividend and add to our share repurchase program, shows a continued commitment to return value to our shareholders, as well as confidence in our future prospects.
I’d like to turn now to the performance at our agency levels, in order to provide a progress report on the key developments within our portfolio.
At Mediabrands, UM closed the year with impressive wins on Fitbit and Hulu, which was an integrated effort with other IPG agencies, as well as Tim Hortons, a major win in Canada to start the new year. We saw new leaders join to head up the EMEA and AsiaPac regions, as well as new global leaders for Initiative and Reprise.
As indicated previously, Mediabrands is the place where we will continue to further focus and invest behind our already considerable data and analytics capabilities, which we believe will become the data stack and platform that will serve all of our agencies and their clients as we push for even more accountability in our marketing programs.
R/GA saw major award wins and significant new business, such as Mercedes-Benz and Siemens, as well as further expansion in terms of its service offerings, notably in capabilities like business transformation consultancy and the connected office space. The agency launched its first U.K.-based Accelerator program and, more recently, we were pleased to announce the first R/GA Venture Studio program, co-sponsored by Snap and IPG, to focus on marketing tech and the rapidly growing mobile advertising.
Huge posted another year of very strong growth, with leading-edge capabilities in user experience design, as well as strong tech development teams that are key to building the platforms for many of their clients’ digital and e-commerce businesses.
McCann Worldgroup posted strong results, fueled by growth with existing clients and continued improvements that have made them a standout in global, multidiscipline marketing solutions. The agency’s global creative is surging as well: they had the single most awarded campaign at Cannes and two out of the Festival’s five biggest winners. Their amazing work for Lockheed Martin, implementing a group VR experience for a virtual field trip to Mars, shows how much can be done when you connect great marketing ideas and technology expertise on behalf of a brand.
CMG also continued to deliver strong results and outstanding creative work, as well as taking further share in the PR space. Weber Shandwick’s acquisition of Flipside, a specialized mobile and social agency out of London with strong development capabilities, will ensure that they increase the lead they already enjoy over most of their competitors in the digital space. All across the agencies in CMG play important roles in integrated IPG engagements on our top 20 clients.
MullenLowe posted improving results, including very positive trajectory at its core U.S. business and played a lead role in our “open architecture” model in our wins of Harley-Davidson and Western Union. Profero continued to perform well, and their senior team has stepped up into new leadership roles within core MullenLowe operations, which will help to drive further digitization of the agency’s hyperbundled model going forward.
At FCB, there were notable new additions of key talent across the network. The agency prevailed in the highly competitive Clorox consolidation pitch, and performance at its headquarters Chicago agency was strong, in terms of both business results and a significantly enhanced creative reputation. FCB Health also continues to be a standout agency, which features prominently in the agency’s overall success.
Our U.S. independents round out our portfolio. Each has a range of services that it can deliver on an integrated standalone basis to major clients, or as part of a customized “open architecture” IPG solution, as Deutsch does on our global J&J ACUVUE business, The Martin Agency on the global Oreo account, or Hill Holliday on the consumer side of a number of J&J pharma engagements. Carmichael Lynch also had a very successful year, and we look forward to including them in more integrated teams on a go-forward basis.
As you know, we have been focused on delivering on the vision of “open architecture” for nearly a decade. Although this has become something all of our competitors are talking about, we continue to feel that our approach, which seeks to integrate the best of our talent across the organization by means of fully customized and seamless teams, is a differentiator for us. We look forward to additional opportunities to develop this model for existing clients and utilize it in the pursuit of new business.
It’s clear from our overall results that the quality of our offerings is at the highest level in many years. Globally, at major competitions ranging from Cannes to the Effies, our agencies are recognized with the highest honors, and our Group performance is outstanding. This includes regional award shows, as well as those for specialties, ranging from sports marketing to promotional and shopper marketing, PR, healthcare marketing and more. In the recently-released Ad Age A-List, we were the only holding company with multiple agencies in the top ten, and also at the top end of the industry in terms of the range of marketing services honored and recognized.
Looking forward, despite macroeconomic and political uncertainty, the tone of the business remains sound. New business activity is solid. The breadth and strength of our portfolio positions us well to participate in most all pitch opportunities, and there is growth to be had by addressing the emerging needs of our existing clients.
In light of these factors, we believe that we should continue to see competitive organic revenue performance, and we are therefore targeting the 3-4% for 2017.

Along with this level of growth, we expect to further improve operating margin by an additional 50 basis points, which would result in 2017 operating margin of 12.5%.
Combined with the strength of our balance sheet and our consistent commitment and proven record when it comes to capital return, that means that there remains significant potential for value creation and enhanced shareholder value.
As always, we thank our clients and our people, who have been the foundation for our long-term success. And we look forward to updating you on our progress at our first quarter call.
With that, I’ll open it up to Q&A.
QUESTIONS AND ANSWERS
Operator:
. . . . Our first question is coming from the line of Alexia Quadrani of J.P. Morgan. You may now ask your question.
Alexia S. Quadrani, J.P. Morgan:
Thank you. Just two questions, if I may. First, Michael, if you could provide a bit more color on what you’re seeing in the U.S. ad market? It’s been a big area of focus, given the big swings from Q3 to Q4, and then, of course, your standout performance versus some of your peers who have already reported. Was Q3 an anomaly, and would you expect a more - resume to more normalized organic growth for this year, in line with your overall guidance for ’17?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, thank you, Alexia. Yes, I think our standout performance is obvious in our results. We consistently say this: we look at it on a full-year basis. We, I know, we try to meet your objectives, in terms of modeling on a quarter-by-quarter basis, but clients don’t operate that way.
So as we said in the third quarter, when we were a little softer in the third quarter, what we said was, we saw some softening in our healthcare business. And we had some deferrals, if you will, going into the fourth quarter, due to some of the accounting rules on new business. So we believe, if you look at it on a full-year basis, our performance in the U.S. on - after pass-throughs of 4.8% - is pretty impressive. And that’s indicative of the fact that the tone of the business in the fourth quarter was pretty solid.
The one area in the fourth quarter that we did see some pullback was on some project-based businesses, particularly in the events. But we did see a recovery in the U.S. in the fourth quarter. And it’s really not a recovery: what we saw, we expected to see for the full year. And so, as a result, we did not see the softening that some of our competitors see in the U.S. market.
The U.S. market continues to be 61% of our business overall. That can fluctuate from 60% to 62%, but, obviously, it’s important. All of our businesses in the U.S. are very strong, particularly our digital agencies, our media agencies, our independent agencies, as well as, obviously, McCann, FCB, and MullenLowe, who had a good result in New York and the U.S.
So overall, we’re confident in the U.S. And as the U.S. economy continues to grow, hopefully, we will see the benefits of that. So the tone continues to be solid.

Ms. Quadrani:
Thank you. And then, Michael, I also noticed in your opening comments, or in your comments earlier, you mentioned consultants, and new competition, or competition from consultants. Can you give us a sense on how much more you’re bumping into them, or competing with them? And is it a different kind of competition, or is it just one of another group of competitors that you always deal with?
Mr. Roth:
Actually, we have not seen head-to-head competition with them in most of our businesses. So a lot of the stories are more anecdotal. But a lot of these consultants are already at our clients, and they’re doing system integration. And so, while they’re doing the system integration, they’ve added digital capabilities. And some of them have bought creative agencies to try to encroach on our space, if you will.
But what they cannot do is - certainly on the creative side, they’re not going to have the firepower that we have across all of our agencies. Just look at the awards at McCann and FCB and MullenLowe on the creative side of our businesses. And on a head-to-head basis, they’re not going to be able to compete on the creative side.
And the other key aspect of the integrated offering which we bring to the table, that includes media, PR, digital, experiential. So I don’t see these system integrators being capable of competing with us, if we deliver that integrated offering, which is why our “open architecture” model is so important in the competitive environment. Because head-to-head, they just can’t possibly bring in all of these resources.
So I view it as, somewhere down the road, the consultancy, more on the business transformation side of the equation, is where they’re going to be making some inroads. And as a result, we are, frankly, beefing up our areas on business transformation.
R/GA has gotten a lead on that, in terms of their practice, and we see it in their strong results. And if you look at the write-up of why they were picked among the Ad Age “A” agencies, the fact that they moved into that space was a good indication of their vision. And, frankly, we believe that’s a space that all of our agencies are going to have capabilities in.
Ms. Quadrani:
Thank you very much.
Mr. Roth:
Thank you.

Operator:
Thank you. Our next question is from Jamie Morris of Jefferies. Your line is now open.
John Janedis, Jefferies:
Yes, it’s actually John Janedis. Two questions for you guys. One is, I know it’s a small piece of the business, Michael, but the last two quarters in Europe were the best in at least 10 years. I wanted to ask, was the driver a couple of large account wins, and how do you feel about your market share going forward?
And then, separately, as you know, a few weeks ago, there was the news on the DOJ investigation. I don’t think you’d speak to that directly, but I was wondering if, as a result, you changed any of your practices as it relates to the bidding process or production broadly? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, John. Well, first of all, as I said, we’re very pleased with the results in Continental Europe. It represents 9% of our overall business. And I’ve said in the past, when our results were not that good in Continental Europe, we are not as big compared to the rest of our portfolio, so client wins and losses have an impact on our performance. And, fortunately, between Mediabrands and McCann, we’ve had some good wins in Continental Europe, including ALDI at McCann, and we’re seeing the positive results of that.
That said, we can’t - I don’t believe, given the economic environment in Continental Europe, that we can continue to deliver a high-single-digit results in that marketplace, especially as our comps get a little harder as we go forward. But the good news about it is, (a) with positive results in Continental Europe, we get to use some of our NOLs, which is reflected in our effective tax, cash tax rate, which is a good thing, and our effective rate. It also - we’re expanding some margin in Continental Europe. So all of that is positive.
But I wouldn’t say that we should continue to have - I hope it’s true, but - we should continue to have the kind of growth that we see in Continental Europe. We still think Continental Europe is going to be facing some issues. And, therefore, we’re not counting on a full recovery in Continental Europe. But it’s great to have some great clients in Continental Europe, as a base for our business there.
As far as the Department of Justice, as you know, we were the first ones to come out and publicly announce the receipt of the subpoena. We had it, in one local agency in the United States. And after that, all of our competitors in the holding companies have received similar requests. As I said before, we’re certainly giving them whatever material, we’re cooperating as best we can.
We have a - first of all, it’s not a big part of our business. In this case, it has to do with video production. Production is in the low single digits of our entire business. And in this case, it’s video production.
And we do have a process of triple bidding. We stick to that. At this point, we haven’t changed significantly our internal policies, because we already have internal policies that we believe are very strong. And we’ll cooperate, and see where this leads us. But we haven’t seen any much action on that, other than what you’ve read.
Mr. Janedis:
All right. Thank you.
Mr. Roth:
Thank you, John.

Operator:
Thank you. Our next question is from Peter Stabler of Wells Fargo. You may now ask your question.
Peter Stabler, Wells Fargo Securities:
Good morning. Thanks for the questions. A couple, if I could. Michael, going back to the dispositions, I think you mentioned 90 bps. I just wanted to confirm that that’s based on, that impact is based on actions to-date. Looking ahead, through the remainder of the year, would you anticipate further dispositions? And then, wondering if you could give us a little more color on - you said non-strategic or unprofitable, but is there any sort of theme to the types of companies, in terms of the services they provide, that you’re disposing of?
And then, secondly, wondering if you could just, Frank, briefly touch on the source of leverage - I might have missed it - in ’17 that you’re expecting? And whether that is dependent upon the level of growth in IAN or CMG, or, irrespective of how those two segments perform, that you feel comfortable with the margin targets? Thanks so much.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Look, it’s a good question. Every year, we look at unproductive assets that aren’t delivering margin and are non-strategic. This is not us exiting a business within IPG. They’re discrete businesses, and, frankly, some of them were losing money. They didn’t fit in our overall portfolio. So if you look back at the history of our Company, we’ve had this before. And, as I indicated, it will impact our revenue for 2017 by 90 basis points, but it should improve margin.
And there’s no theme to it, other than we look at our businesses, we see if they’re adding value. We look if they’re going to need capital, whether they’re adding to our margins, and are they consistent with our overall future direction of the Company. But it’s not like we’re exiting a particular business.
One example: as you’ve read, the one that’s public is Dailey. We sold it back to management. They have some good client relationships, which we continue to support. And we think that this was a good transaction, both for the clients which they serve, internal management and, frankly, from a management perspective, IPG. We’d rather be spending a lot of our time managing our existing portfolio. So that’s the type of transactions that are in there. But we’re not exiting a major business plan or anything like that.
Frank will answer on the conversion, but I think it’s a subtle way of asking why our conversion in ’16 was not as high as it historically has been, and what are we assuming for conversion in ’17. Let me just say that we continue to convert at very high levels. As we get to our famous 13% target - which, I’ll say again, is not the ceiling; it’s just a number we drew in the sand - it gets a little more difficult to convert at the 30% which you have seen historically. That said, for 2016, we did convert at a healthy rate. 50 basis points is not something that we’re hanging our head down on.
And one of the reasons the conversion wasn’t quite where it should be, is we did have some charges for the year on some of our acquisitions. The way this accounting goes, in terms of valuations, if the business you’ve acquired is doing better than you thought when you did it, the accounting rules require us to have a charge, which affects our margin. For 2016, if you compared it to the same charge, a similar charge, we had in ’15, which was not as large, it affected our margins by about 15 basis points. So that was a drag on our margin for ’16.
If you look at it from that perspective, our conversion rate was closer to 24%, 25% - 24% - than the 30%. Going into ’17, at a 3% or 4% organic growth, and the conversion rates that we believe we can realize, the 50-basis-point margin expansion reflects a higher conversion than we experienced in 2016. But it’s in a range. This isn’t an exact science, and we’re very comfortable with the number we put out for 2017. Frank?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
The only thing I would add, Peter, is we’re looking for 50 basis points of margin improvement for 2017. I would like to think we’re going to get leverage across all of our respective cost buckets, so to point to a specific area of leverage, it’s, I think, that’s not the point. The point is, our guidance is 50 basis points of margin.
The second point with respect to - is the growth, is the margin target, predicated on growth at one of our specific segments? The answer is no. Both - I’ll take growth from anywhere.
Mr. Stabler:
Thank you, guys.
Mr. Roth:
Thank you.
Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. Our next question is from Steven Cahall of Royal Bank of Canada. Your line is now open.
Steven Cahall, RBC Capital Markets:
Thank you. First question, maybe to follow up on Alexia’s question, I think you mentioned that the U.S. market was solid. Your peer earlier in the week mentioned that some of their U.S. clients were hopeful and bullish, and economists and the S&P are telling us that the U.S. economy is going to look awesome by the end of the year. So I was wondering if you were going to give us a little bit of a, where the rubber meets the road with your clients, are they as bullish as the market or the economists are? Or are they still really sort of waiting and seeing what’s going to happen in Washington, and how consumers are going to act this year, before increasing scopes of work or committing new funds into their marketing budgets? And then, I have a quick follow-up.
Michael Roth, Chairman of the Board and Chief Executive Officer:
As I said before, everyone is hopeful that we’ll see tax reform. And what we’ve said before, if there is tax reform, certainly in the corporate tax environment, that would benefit IPG. It would benefit our clients. If there is a better environment, then consumer sentiment is up. That’s going to benefit us, and it will benefit our clients. So, yes, we’re all keeping our fingers crossed and hope something like that will happen in the marketplace.
But we do our forecasting, and we do our numbers based on a bottoms up. Our clients, when you talk to our clients, they say they’re wishing, too. But they’re not counting on it. And I think at this point, the expenditures that we’re seeing are based on a business-as-normal, looking at markets where they can gain market share, looking at where we can add value, in terms of increasing their goals, if you will, in terms of sales.
And so, I think, potentially, it’s on the upside. If we do see that, and we do see consumer sentiment, and the opportunity to bring foreign cash over into the United States. Whenever clients have more money to spend, they’re going to look to grow their business. If they look to grow their business, I can’t think of a better place for them to put their money than in advertising. Because we move the needle, and we’re ready, willing and able to help them do that.
So I think the numbers that you’re seeing that we put out reflect more or less a business as usual, which isn’t bad. If you look at our performance in the U.S., I’ll take it if we have business as usual for 2017. I think those are results that we can be proud of. And if we expand our margin at the 50 basis points that we’re forecasting, I would say that’s a good, solid result.
Mr. Cahall:
Thanks. And then, on the media side, I think you talked about some of the recent wins, like Fitbit, Hulu and Tim Hortons. I think it’s been reported, you may have also had a couple of recent losses on the media side. So, number one, what can we expect for maybe the next few months from an agency review perspective, and how do you think you come out in that? And are you still net-new-business positive for the year, based on where you sit today?
Mr. Roth:
Well, yes. The biggest one that you were referring to was MillerCoors. If you recall, on the last quarter, we said that was in review. They had a business consolidation, and unfortunately we didn’t prevail on that one. Whenever you have a new CMO, and a consolidation, it’s hard for the incumbents to prevail.
Yes, we were net-new-business positive for 2016. We continue to be so in 2017. We’ve had a number of wins. Some of our wins, if you recall, are not publicly announced wins.
Our strongest growth - it’s an important point - our strongest growth is from our existing clients. And you don’t see big announcements as we increase our businesses. And it’s historically always been a strength of IPG, particularly at McCann, for example, where they have longstanding multinational clients. And they don’t make a big deal about picking up brands, or reassigning brands and growing their existing portfolio. But that’s inherent in our portfolio here.
So the media business, we have a strong pipeline in new business. We had some wins, already, on the media side for 2017. And we’re confident that, the numbers we put forth in terms of our forecast, that reflects wins and losses we anticipate for 2017.
Mr. Cahall:
Great. Thank you.
Mr. Roth:
Thank you.

Operator:
Thank you. Our next question is from Omar Sheikh of Credit Suisse. Your line is now open.
Omar Sheikh, Credit Suisse:
Thank you. Good morning, everyone. I’ve got a couple of questions. One for Michael, one for Frank. Michael, first of all, you talked a little bit about dispositions. I wonder whether you could talk about potential pipelines for acquiring companies. You mentioned you’re thinking about perhaps building up data analytics at Mediabrands, for example. So I wonder whether you could maybe just talk generally about how you think about the pipeline, and whether M&A might play a part for that?
And then, secondly, for Frank, I just want to make sure I understand the tax-rate point that you made. Were you saying that some increased utilization of NOLs was driving the tax rate down this year? I just wondered if you could clarify whether that’s in the U.S. or in Europe? And if so, what sort of scope do you see for the tax rate to come down further? Obviously, absent any tax reform. Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay. I’m insulted that you’re asking a tax question of Frank, given the fact of my history as a tax lawyer. But aside from that, I’ll go to the -
[Cross talk]
Mr. Roth:
Our acquisition pipeline is consistent. Our whole strategy has always been to do strategic bolt-ons, or strategic transactions in markets or expertise that we would like to beef up. We set aside around $200 million in terms of acquisition money, which is pretty consistent with where we were in 2016. And we see the same for 2017. We don’t see any big transactions out there.
We are always looking at transformational-type transactions. For example, many years ago we looked at Sapient, along with everyone else. And we choose not to do that, unless, as I said, we see a transformational transaction out there. But there doesn’t seem to be one out there, at the current environment or moment, that would have a big call on our capital. But if there is one, obviously, we’ll be opportunistic, and it’ll be consistent with our overall strategy of gaining market share.
I’ll answer the tax-rate question, if you don’t mind. [Laughter] The NOLs that we have are principally in Europe, and the only way for us to use them are to generate income. And so that’s why I say it’s encouraging for us to see positive growth, in both the U.K. and in Continental Europe. And we did, in fact, use some of our NOLs. And that’s consistently - we have $1 billion of NOL, and that’s an opportunity.
So if we can really turn the corner in Continental Europe, and build up consistent growth and cash taxable income, then we - that’s an opportunity for us to continue a low tax rate, both on the reported side, because we do get a benefit. The reason - sometimes we talk about it - if we have losses in those markets, we don’t get a benefit with it, for it, in our effective tax rate. So that’s one of the reasons our tax rate was slightly higher, because we had losses without corresponding tax benefits. If we have gains, there’s a double whammy there, because we can, in essence, we no longer have a drain from a loss point of view, and we can use the NOLs.
I might add that, on top of that, we do do a lot of work on the international tax planning side of our business. And, obviously, that’s not something we raise flags about. But what you’re seeing in the effect of our tax rate, are some utilization of credits and structures that we have, that we believe are good tax planning on an overall basis, from a financial and tax point of view.
Mr. Sheikh:
Thank you very much.
Mr. Roth:
Sorry, Frank.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
That’s ok. [Laughter]

Operator:
Thank you. Our last question is from Tim Nollen of Macquarie. Your line is now open.
Tim Nollen, Macquarie Research:
Oh, great, thanks for fitting me in. I’ll leave it to one, since we’re right here, it’s about 9:30. And it’s for Frank, and it’s about the operating margin guidance. Looking at the appendices in your slides, it looks like you brought down your real estate occupancy by somewhere in the neighborhood of 20% in the last few years. It also looks like you have raised your incentives in 2016, which makes sense when you have a nice profitable year. So, just wondering, where does the extra squeeze out come from? How do you get that margin up by the 50 basis points? And I heard your comments, Michael, about the conversion. But just wondering, where else can you squeeze costs out, as you’re getting closer and closer to that peer-group level?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
It does get harder. As I mentioned on one of the earlier calls, we’re targeting 50 basis points. We’re not going to guide to specific leverage points in our cost structure. Every dollar we spend, we’re looking to gain incremental efficiency.
The biggest cost bucket we have is around our people, and we did see some leverage in our base, benefits and tax this year, and that’s an area we’ll continue to be disciplined around. And to your point earlier, incentives is variable. And, based on performance, it can go up or down. And that’s based on performance as well.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me just add on to that, leveraging on that, a part of the increase in our incentive is the effect of our long-term incentives. We have long-term incentives over a period of time, two or three years. So what you’re seeing is, as these come through and we’ve had good years, that’s where you see the incremental cost on incentive expense. Frankly, that’s a pretty good bet, because that shows that our incentive plans are working. And that’s what we want them to do.

Michael Roth, Chairman of the Board and Chief Executive Officer:
So with that, I thank you all for your participation. As you can tell, we’re very pleased with our results. And we look forward to next year, and hopefully having similar conversations. Thank you.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you.
Operator:
Thank you. This concludes today’s conference. You may disconnect at this time.
*    *    *    *    *

Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended December 31, 2016
	As Reported	Net Losses on Sales of Businesses (1)	Adoption of ASU 2016-09	U.S. Federal Tax Credits	Adjusted Results
Income Before Income Taxes	$441.1	$(25.3)			$466.4
Provision for Income Taxes	106.1	2.0	$(0.1)	$37.4	145.4
Effective Tax Rate	24.1%				31.2%
Equity in Net Income of Unconsolidated Affiliates	1.9				1.9
Net Income Attributable to Noncontrolling Interests	(19.3)				(19.3)
Net Income Available to IPG Common Stockholders	$317.6	$(23.3)	$(0.1)	$37.4	$303.6

Weighted-Average Number of Common Shares Outstanding - Basic	393.5				393.5
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	11.7		1.0		10.7
Weighted-Average Number of Common Shares Outstanding - Diluted	405.2		1.0		404.2

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.81	$(0.06)	$0.00	$0.10	$0.77
Diluted	$0.78	$(0.06)	$0.00	$0.09	$0.75

(1) Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Twelve Months Ended December 31, 2016
	As Reported	Net Losses on Sales of Businesses (1)	Valuation Allowance Reversals	Adoption of ASU 2016-09	Settlement of Certain Tax Positions	U.S. Federal Tax Credits	Adjusted Results
Income Before Income Taxes	$830.2	$(41.4)					$871.6
Provision for Income Taxes	198.0	2.4	$12.2	$10.4	$23.4	$44.6	291.0
Effective Tax Rate	23.8%						33.4%
Equity in Net Income of Unconsolidated Affiliates	0.3						0.3
Net Income Attributable to Noncontrolling Interests	(24.0)						(24.0)
Net Income Available to IPG Common Stockholders	$608.5	$(39.0)	$12.2	$10.4	$23.4	$44.6	$556.9

Weighted-Average Number of Common Shares Outstanding - Basic	397.9						397.9
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	10.1			1.0			9.1
Weighted-Average Number of Common Shares Outstanding - Diluted	408.0			1.0			407.0

Earnings Per Share Available to IPG Common Stockholders:
Basic	$1.53	$(0.10)	$0.03	$0.03	$0.06	$0.11	$1.40
Diluted	$1.49	$(0.10)	$0.03	$0.03	$0.06	$0.11	$1.37

(1) Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended December 31, 2015
	As Reported	Losses on Sales of Businesses (1)	Adjusted Results
Income Before Income Taxes	$427.8	$(12.0)	$439.8
Provision for Income Taxes	145.4	0.2	145.6
Effective Tax Rate	34.0%		33.1%
Equity in Net Income of Unconsolidated Affiliates	0.5		0.5
Net Income Attributable to Noncontrolling Interests	(22.6)		(22.6)
Net Income Available to IPG Common Stockholders	$260.3	$(11.8)	$272.1

Weighted-Average Number of Common Shares Outstanding - Basic	403.4		403.4
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	8.9		8.9
Weighted-Average Number of Common Shares Outstanding - Diluted	412.3		412.3

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.65	$(0.03)	$0.67
Diluted	$0.63	$(0.03)	$0.66

(1) Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Twelve Months Ended December 31, 2015
	As Reported	Losses on Sales of Businesses (1)	Adjusted Results
Income Before Income Taxes	$762.2	$(50.0)	$812.2
Provision for Income Taxes	282.8	2.9	285.7
Effective Tax Rate	37.1%		35.2%
Equity in Net Income of Unconsolidated Affiliates	1.1		1.1
Net Income Attributable to Noncontrolling Interests	(25.9)		(25.9)
Net Income Available to IPG Common Stockholders	$454.6	$(47.1)	$501.7

Weighted-Average Number of Common Shares Outstanding - Basic	408.1		408.1
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	7.6		7.6
Weighted-Average Number of Common Shares Outstanding - Diluted	415.7		415.7

Earnings Per Share Available to IPG Common Stockholders:
Basic	$1.11	$(0.12)	$1.23
Diluted	$1.09	$(0.12)	$1.21

(1) Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.